Exhibit 99.2

ELECTRONIC MAIL TO ALL EMPLOYEES OF BRIDGE CAPITAL HOLDINGS

Date:  March  24, 2011

Dear Employees:

We have been exploring ways to address employee stock option grants with exercise prices that are significantly higher than our current share price.

We have decided to ask our shareholders to approve a voluntary, one-time option exchange program for employees other than the Company’s named executive officers and directors (the “Option Exchange Program”) at our 2011 annual meeting of shareholders, which will be held on May 26, 2011.  Details of the Option Exchange Program are in the preliminary proxy materials that we filed with the SEC on March 22, 2011, which can be found here [link].

We do not yet know when we will begin the Option Exchange Program, and we will only begin the Option Exchange Program if our shareholders approve it.  When the Option Exchange Program begins, we will provide you with detailed information about the program that describes how to participate.  For now, there is nothing you need to do.

Neither the Preliminary Proxy Statement nor this email constitutes an offer to holders of the Company’s outstanding stock options to exchange those options. The Option Exchange Program will only be commenced, if at all, if the Company’s shareholders approve the proposal to permit the Option Exchange Program.

If you have any questions, please do not hesitate to contact myself or Tom Sa, Chief Financial Officer of Bridge Capital Holdings.

Thank you,

Daniel P. Myers
President and Chief Executive Officer

WE HAVE NOT COMMENCED THE OFFER TO EXCHANGE THAT IS REFERRED TO IN THIS COMMUNICATION.  UPON THE COMMENCEMENT OF THE OFFER TO EXCHANGE, WE WILL FILE WITH THE SECURITIES AND EXCHANGE COMMISSION A COMPLETED SCHEDULE TO (Rule 13e-4) AND RELATED EXHIBITS, INCLUDING THE OFFERING DOCUMENT. ALL BRIDGE CAPITAL HOLDINGS OPTIONHOLDERS ELIGIBLE TO PARTICIPATE IN THE OFFER TO EXCHANGE ARE STRONGLY ENCOURAGED TO READ THE SCHEDULE TO (Rule 13e-4) AND RELATED EXHIBITS, INCLUDING THE OFFERING DOCUMENT, WHEN THEY BECOME AVAILABLE.  THESE DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION ABOUT THE OFFER TO EXCHANGE.  THE SCHEDULE TO (Rule 13e-4) AND RELATED EXHIBITS WILL BE AVAILABLE FREE OF CHARGE ON THE SECURITIES AND EXCHANGE COMMISSION WEBSITE AT HTTP://WWW.SEC.GOV AND ALL ELIGIBLE OPTIONEES MAY ALSO OBTAIN THESE DOCUMETNS FROM US FREE OF CHARGE.